NEWS RELEASE	EXHIBIT 99.1

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:

Andrew D. Demott, Jr., CFO	OR	Hala Elsherbini, Halliburton Investor Relations
(727) 803-7135		(972) 458-8000

For Immediate Release

SUPERIOR UNIFORM GROUP ANNOUNCES TWO-FOR-ONE STOCK SPLIT

SEMINOLE, Florida – December 30, 2014 – Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that its Board of Directors has authorized a two-for-one stock split of its outstanding common shares.

Each shareholder of record at the close of business on January 12, 2015, will receive one additional share of Common Stock for each share held on the record date, with a distribution date of February 4, 2015. This stock split will not change the proportionate interest that a shareholder maintains in the Company. As of December 29, 2014, there were approximately 6.8 million SGC diluted common shares outstanding. Following the stock split, Superior Uniform Group’s outstanding common shares will increase to approximately 13.6 million shares.

Superior Uniform Group is undertaking the two-for-one stock split to make its common shares more readily accessible to the investment community, increase and broaden the Company’s shareholder base, and improve liquidity of the market for SGC common shares. The company expects that its common stock will begin trading on a post-split basis on February 5, 2015.

Michael Benstock, Chief Executive Officer, commented: “We are pleased to announce the stock split as it reflects the Board’s confidence in the long-term drivers for our business model and our ability to continue to achieve our strategic growth objectives.”

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About Superior Uniform Group, Inc.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is an award-winning provider of uniform programs, image apparel and promotional products. We provide these products as well as a wide range of value-added services to major corporations and healthcare facilities nationwide. We are leaders in innovative product and program design, global manufacturing and state-of-the-art distribution. Our customers rely on us to provide their employees and customers with an extraordinary experience which helps them to better communicate their brand identity. We provide uniforms for the healthcare, retail, food service, private security, transportation, and hospitality marketplaces.

Superior Uniform Group’s commitment to service, quality, value, innovation and social responsibility, combined with our financial strength and global resources enable us to meet and exceed our customers’ diverse needs. We sell our products through our signature brands, Superior I.D.™, Fashion Seal Healthcare® and HPI Direct®. Superior Uniform Group is also the parent company of The Office Gurus®, our Business Process Outsourcing and Call Center vertical.

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

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